Exhibit 10.1

Form of fiscal year 2008 Management Incentive Plan award.

TO: FROM: DATE: SUBJECT:	[Employee Name] [Date] Fiscal 2008 Management Incentive Bonus Plan

PERSONAL AND CONFIDENTIAL

This memorandum will serve as your formal Management Incentive Bonus Plan (the “Plan”) document for SMSC’s (the “Company’s” or “Company”) fiscal year 2008 ending February 29, 2008. Your total “At-Plan” annual incentive bonus target is [Dollar Amount or Percentage of Salary]. There are four components to your Plan:

1.	Quarterly incentives based on the Company attaining its year-to-date revenue goals.

2.	Quarterly incentives based on the Company attaining its year-to-date non-GAAP net income goals.

3.	A year-end incentive based on the Company achieving its strategic business goals, which can be adjusted based on individual performance.

4.	“Upside bonuses” for over-plan revenue and net income achievement.

1. Revenue Performance Incentives — worth one-third of your total At-Plan annual incentive bonus target. Three-quarters of any earned quarterly revenue incentive is paid as a restricted stock award (“RSA”), which vests over three years (25/25/50% per year). One-quarter of any earned quarterly revenue incentive is banked until the end of the year and will be adjusted based on full year revenue attainment.

Up to one-fourth of the revenue performance incentive bonus is earned in each fiscal quarter if the Company attains its quarterly year-to-date business plan revenue goal. For quarterly bonuses to be awarded, actual year-to-date revenue must be equal to or greater than certain thresholds relative to year-to-date business plan goals. The spread between the quarterly thresholds and year-to-date goals vary from one quarter to another. Sixty percent of the quarterly bonus is awarded if the year-to-date revenue goal is achieved at the threshold amount and increases from 60% to 100% proportionately up to full goal attainment.

Any portion of the quarterly revenue incentive not earned for a quarter is carried forward for possible payment at the end of the year if the actual full year performance is at or above the full year threshold. Any RSA bonus amounts that are carried forward are awarded on a pro-rata basis at year end if the actual full year revenue attainment is above the threshold amount, but only to the extent that the total of the incentives awarded, and to-be-awarded, is less than the pro-rata percentage calculation for the entire year.

2. Non-GAAP Net Income (“NI”) Performance Incentives– NI worth one-third of your total At-Plan annual incentive bonus target. Three-quarters of any earned quarterly NI incentive is paid as a restricted stock award (“RSA”), which vests over three years (25/25/50% per year). One-quarter of any earned quarterly NI incentive is banked until the end of the year and will be adjusted based on full year NI attainment.

Up to one-fourth of the NI performance incentive bonus is earned in each fiscal quarter if the Company attains its quarterly year-to-date business plan NI goal. For quarterly bonuses to be awarded, actual year-to-date NI must be equal to or greater than certain thresholds relative to year-to-date business plan goals. The spread between the quarterly thresholds and year-to-date goals vary from one quarter to another. Sixty percent of the quarterly bonus is awarded if the year-to-date NI goal is achieved at the threshold amount and increases from 60% to 100% proportionately up to full goal attainment.

Any portion of the quarterly NI not earned for a quarter is carried forward for possible payment at the end of the year if the actual full year performance is at or above the full year threshold. Any RSA bonus amounts that are carried forward are awarded on a pro-rata basis at year end if the actual full year NI attainment is above the threshold amount, but only to the extent that the total of the incentives awarded, and to-be-awarded, is less than the pro-rata percentage calculation for the entire year.

3. Strategic Incentive — worth one-third of your total At-Plan annual incentive bonus target, all paid in cash.

This year-end incentive bonus is based on achieving strategic goals approved by the Compensation Committee of the Board of Directors and may be adjusted for individual performance. Any earned annual incentive is paid in cash.

4. Over-Plan Achievement Incentives — worth up to one-fifth of the At-Plan Revenue Performance Incentive plus up to one-fifth of the At-Plan NI Performance Incentive, all paid in cash.

These year-end incentive bonuses are based on the Company exceeding its annual business plan revenue goal and annual business plan NI goal. The maximum over-plan achievement incentives are one-fifth (20%) of the at-plan revenue performance incentive target (or 6.67% of your total Annual At-Plan Incentive Target) plus one-fifth (20%) of the at-plan NI performance incentive target (or 6.67% of your total Annual At-Plan Incentive Target) for a total of 13.33% of your total Annual At-Plan Incentive Target. The maximum over-plan revenue and NI achievement incentives are based on the Company achieving certain annual revenue and NI above plan goals, as defined by the Board of Directors. Over-plan incentive bonuses are paid pro-rata for achievement between the business plan goal and the over-plan goal for both revenue and NI. Any earned over-plan incentive bonuses are paid in cash.

Summary

The components of your fiscal 2008 Management Incentive Plan are summarized in the following table.

Percent of Total Annual At-Plan Incentive Target By Incentive Plan Component

	At-Plan	Maximum Over-	Maximum Bonus
	Achievement	Plan Achievement	Award
Revenue Incentive	33.3%	6.7%	40.0%
NI Incentive	33.3%	6.7%	40.0%
Annual Strategic Incentive	33.3%	—	33.3%

	100.0%	13.3%	113.3%

Forms of payment for any earned incentives are summarized in the following table.

Earned Incentives Payment Form By Incentive Plan Component

	At-Plan	Over-Plan
	Achievement	Achievement
Revenue Incentive	75% paid as RSAs 25% banked until year end adjusted for full year performance and paid as cash	Paid as cash

NI Incentive	75% paid as RSAs 25% banked until year end adjusted for full year performance and paid as cash	Paid as cash

Annual Strategic Incentive	Paid as cash

Other Terms and Conditions:

•	You must return a signed copy of this agreement and return it to Andy Solowey to be eligible for any fiscal 2008 MIP awards.

•	For purposes of this plan, actual results will exclude certain items that are not indicative of the normal operating performance. Net income is computed on a non-GAAP basis.

•	Earned cash incentives will be determined and paid following the public release of the Company’s year-end financial results.

•	Earned quarterly RSAs are generally granted three days after the public release of the Company’s quarterly financial results and are subject to approval by the Compensation Committee.

•	No incentive will be paid to you if you are not employed by the Company at the time when incentives are approved and ready for payment.

•	The Company reserves the right to amend the plan in any way and at any time upon written notice.

•	Any dispute over the interpretation of any part of the plan will be judged and decided by the Company’s Compensation Committee.

You are required to keep all information in connection with your individual at-plan annual incentive bonus target confidential. If the Company determines that you fail to keep this information confidential, any incentive awards may be forfeited.

Read, understood and agreed:                                                                       Date: _